Articles of Incorporation

(PURSUANT TO NRS 78)

STATE OF NEVADA

Secretary of State

(For filing office use)                                                                                                                                                                                                                                                                     (For filing office use)

1. NAME OF CORPORATION:                     PROJECT DEVELOPMENT PACIFIC, INC.

2. RESIDENT AGENT.

Laughlin International

2533 N. Carson Street

Carson City, NV 89706

3. SHARES.                     Number of Common shares with par value: 50,000,000, Par value: $.001

                                          Number of Preferred shares with par value: 10,000,000, Par value: $.001

4. GOVERNING BOARD:     Directors

    The FIRST BOARD OF DIRECTORS shall consist of 1 member and the name and address is as follows:

Darryl Mills

8-6014 Vedder Road, Suite 336

Sardis, BC V2R 5P5

Canada

5. PURPOSE: The purpose of the corporation shall be to undertake all endeavors which are legal under the laws of the State of Nevada, and for which the Board of Directors approve.

6. OTHER MATTERS :

6.1 Limitation on Director Liability

To the fullest extent permitted by Nevada law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely effect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

6.2 Indemnification of Directors

To the fullest extent permitted by the bylaws and Nevada law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

7. SIGNATURE OF INCORPORATOR : The name and address of the incorporator signing these Articles:

/s/ Robert J. Burnett

ROBERT J. BURNETT

2070 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

State of Washington, County of King

This instrument was acknowledged before me on December 29, 2003, by Robert J. Burnett as the incorporator of Project Development Pacific, Inc.

______________________________________

Notary Public Signature

(Affix notary stamp or seal)

8. CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

(SEE ATTACHED)